Exhibit 10.8

BLOCK, INC.
CHANGE OF CONTROL AND SEVERANCE AGREEMENT
This Change of Control and Severance Agreement (the “Agreement”) is made between Block, Inc. (the “Company”) and [______] (the “Executive”), effective on the date of the Company’s signature below (the “Effective Date”).
The Agreement provides certain protections to the Executive in connection with a change of control of Block or in connection with the involuntary termination of the Executive’s employment under the circumstances described in the Agreement.
The Company and the Executive agree as follows:
1.Term of Agreement. The Agreement will terminate when all of the obligations under the Agreement have been satisfied.
2.At-Will Employment; Transition Period.
(a)The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law, except if otherwise specifically provided under the offer letter between the Company and the Executive dated [_______] (the “Offer Letter”) or any subsequently adopted written formal employment agreement between the Company and the Executive that is not superseded by this Agreement.
(b)Executive acknowledges that if, prior to a Change of Control, the Company decides to terminate Executive’s employment with the Company Group without Cause (for reasons other than death or Disability), the Company may request that the Executive continue to remain employed with the Company Group for a specified transition period prior to such termination. If the Company makes this request, the request shall be communicated in the form of a notice pursuant to Section 10(a)(i) of this Agreement (the date of such notice, the “Notice Date”). The period following the Notice Date during which the Company requests that Executive continue employment with the Company Group shall not exceed one hundred and eighty (180) days from the Notice Date, and such period shall be referred to herein as the “Transition Period.” For the avoidance of doubt, the Transition Period may, subject to the prior sentence, end following a Change of Control. During the Transition Period, the Executive will be expected to perform such transition and other duties as reasonably requested by the Company Group in its discretion, Executive will provide such duties in good faith and abide by all Company policies and procedures, and the Executive agrees that none of the following will constitute Good Reason under this Agreement: (i) any change in Executive’s duties, authorities, reporting structure, or responsibilities during the Transition Period, (ii) the Company’s request to continue employment during the Transition Period, or (iii) Executive’s agreement to continue employment during the Transition Period. During the Transition Period, and to the extent the Executive continues employment with the Company Group during such Transition Period, the Executive will continue to be paid the Executive’s Base Salary, vest in the Executive’s equity awards in accordance with the terms of the applicable equity plan and equity award agreement(s) governing such awards, and participate in the Company’s bonus or commission plans and employee benefit plans, in all cases, in accordance with their terms, including eligibility requirements. For the avoidance of doubt, the Executive’s continued employment during the Transition Period shall continue to be at-will.
3.[Change of Control Benefits. If the Executive remains employed with the Company Group through the closing of a [Triggering Event (as defined in the Company’s 2009 Stock Plan, as amended)]/ [Change in Control (as defined in the Company’s 2015 Equity Incentive Plan, as amended and restated)] then the vesting of any option to purchase shares of the Company’s common stock that is unvested and outstanding as of the [Original] Effective Date will be accelerated as if the Executive had been employed for an additional 12 months upon such event. For the avoidance of doubt, if any portion of such option or unvested shares, as applicable, remains unvested immediately following the [Triggering Event]/[Change in Control] (after taking into account the vesting acceleration provided in the previous sentence), such award will continue to vest on a monthly basis immediately following the [Triggering Event]/[Change in Control] as if the original vesting schedule was reduced by 12 months, subject to the Executive’s continued employment with the Company Group, and further subject to any vesting acceleration rights under Section 4(b)(iv) of this Agreement.] 1
4.Severance Benefits.
(a)Non-COC Qualified Termination. On a Non-COC Qualified Termination, the Executive will be eligible to receive the following payments and benefits:
1 NTD: To be removed and replaced with “Reserved” for all agreements, except for those with executives who have options that were outstanding as of the date of the original effective date but remain unvested. For such agreements, references will be conformed with the original legacy agreement.

(i)Salary Severance. A lump-sum payment equal to the Executive’s Base Salary for the Severance Period.
(ii)Bonus Severance. A lump-sum payment equal to (A) the annual bonus that the Executive would have earned for the fiscal year in which the Executive’s Non-COC Qualified Termination occurs had the Executive remained employed with the Company Group through the date the Executive was required to continue employment with the Company Group in order to be eligible to receive such bonus multiplied by (B) the fraction obtained by dividing (x) the number of full months the Executive has worked during the performance period as of the Notice Date for such bonus by (y) the total number of months in such performance period, which will be paid at the same time as other similarly situated employees of the Company receive bonus payments for the fiscal year but in no event later than March 15 of the year following the year of the Non-COC Qualified Termination.
(iii)COBRA Payment. A taxable lump-sum payment equal to the monthly COBRA premium that the Executive would be required to pay to continue group health coverage through the end of the Severance Period for the Executive and the Executive’s eligible covered dependents in effect on the date of termination of employment, based on the premium for the first month of COBRA coverage. Such cash payment will be made regardless of whether the Executive elects COBRA continuation coverage.
(iv)Equity Vesting.
(1)If the Non-COC Qualified Termination is due to reasons other than death or Disability, each of the Executive’s then-outstanding time-based equity awards will immediately vest and, in the case of options and stock appreciation rights, become exercisable, in each case, as to the number of shares subject to such time-based equity award that were otherwise scheduled to vest and, to the extent applicable, become exercisable, had the Executive remained employed with the Company Group through the end of the Severance Period and no Change of Control occurred during the Severance Period. Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the Non-COC Qualified Termination.
(2)If the Non-COC Qualified Termination is due to the Executive’s death or Disability, including, for this purpose, if any Company Group-requested Transition Period ceases early due to the Executive’s death or Disability, 100% of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision). In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at 100% of target levels. Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the Executive’s death or Disability.
(b)COC Qualified Termination. On a COC Qualified Termination, the Executive will be eligible to receive the following payments and benefits:
(i)Salary Severance. A lump-sum payment equal to 100% of the Executive’s Base Salary.
(ii)Bonus Severance. A lump-sum payment equal to 100% of the Executive’s target annual bonus as in effect for the fiscal year in which the COC Qualified Termination occurs.
(iii)COBRA Payment. A taxable lump-sum payment equal to 12 multiplied by the monthly COBRA premium that the Executive would be required to pay to continue group health coverage for the Executive and the Executive’s eligible covered dependents in effect on the date of termination of employment, based on the premium for the first month of COBRA coverage. Such cash payment will be made regardless of whether the Executive elects COBRA continuation coverage.
(iv)Equity Vesting. 100% of the then-unvested shares subject to each of the Executive’s then-outstanding equity awards will immediately vest and, in the case of options and stock appreciation rights, will become exercisable (for avoidance of doubt, no more than 100% of the shares subject to the then-outstanding portion of an equity award may vest and become exercisable under this provision). In the case of equity awards with performance-based vesting, all performance goals and other vesting criteria will be deemed achieved at the greater of actual performance or 100% of target levels. Any restricted stock units, performance shares, performance units, and/or similar full value awards that vest under this paragraph will be settled on the 61st day following the COC Qualified Termination. For the avoidance of doubt, if the Executive’s Qualified Termination occurs prior to a Change of Control, then any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding for 3 months or the occurrence of a Change of Control (whichever is earlier) so that any additional benefits due on a COC Qualified Termination can be provided if a Change of Control occurs within 3 months following the Qualified Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). In such case, if no Change of Control occurs within 3 months following a Qualified Termination, any unvested portion of the Executive’s equity awards automatically will be forfeited permanently on the 3-month anniversary of the Qualified Termination without having vested.

(c)Termination other than a Qualified Termination. If the termination of Executive’s employment with the Company Group is not a Qualified Termination, then the Executive will not be entitled to receive severance or other benefits.
(d)Non-Duplication of Payment or Benefits. If (i) the Executive’s Qualified Termination occurs prior to a Change of Control that qualifies Executive for severance payments and benefits under Section 4(a) and (ii) a Change of Control occurs within the 3-month period following Executive’s Qualified Termination that qualifies Executive for severance payments and benefits under Section 4(b), then (A) the Executive will cease receiving any further payments or benefits under Section 4(a) and (B) the Executive will receive the payments and benefits under Section 4(b) instead but each of the payments and benefits otherwise payable under Section 4(b) will be offset by the corresponding payments or benefits the Executive already received under Section 4(a).
(e)Death of the Executive. If the Executive dies before all payments or benefits the Executive is entitled to receive under the Agreement have been paid, such unpaid amounts will be paid to the Executive’s designated beneficiary, if living, or otherwise to the Executive’s personal representative in a lump-sum payment as soon as possible following the Executive’s death.
(f)Transfer between the Company Group. For purposes of the Agreement, if the Executive is involuntarily transferred from one member of the Company Group to another, such transfer will not be a termination without Cause but may give the Executive the ability to resign for Good Reason.
(g)Exclusive Remedy. In the event of a termination of the Executive’s employment with the Company Group, the provisions of the Agreement are intended to be and are exclusive and in lieu of any other rights or remedies to which the Executive may otherwise be entitled, whether at law, tort or contract, in equity. The Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in the Agreement.
5.Accrued Compensation. On any termination of the Executive’s employment with the Company Group, the Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to the Executive under any Company-provided plans, policies, and arrangements.
6.Conditions to Receipt of Severance.
(a)Separation Agreement and Release of Claims. The Executive’s receipt of any severance payments or benefits upon the Executive’s Qualified Termination under Section 4 is subject to the Executive signing and not revoking a separation agreement and release of claims to be provided by the Company Group (which may include an agreement not to disparage any member of the Company Group, non-solicit provisions, and other standard terms and conditions) (the “Release” and such requirement, the “Release Requirement”), which must become effective and irrevocable no later than the 60th day following the Executive’s Qualified Termination (the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, the Executive will forfeit any right to severance payments or benefits under Section 4. In no event will severance payments or benefits under Section 4 be paid or provided until the Release actually becomes effective and irrevocable. None of the severance payments and benefits payable upon such Executive’s Qualified Termination under Section 4 will be paid or otherwise provided prior to the 60th day following the Executive’s Qualified Termination. Except to the extent that payments are delayed under Section 6(b), on the first regular payroll pay day following the 60th day following the Executive’s Qualified Termination, the Company will pay or provide the Executive the severance payments and benefits that the Executive would otherwise have received under Section 4 on or prior to such date, with the balance of such severance payments and benefits being paid or provided as originally scheduled.
(b)Section 409A. The Company intends that all payments and benefits provided under the Agreement or otherwise are exempt from, or comply with, the requirements of Section 409A of the Code and any guidance promulgated under Section 409A of the Code (collectively, “Section 409A”) so that none of the payments or benefits will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted in accordance with this intent. No payment or benefits to be paid to the Executive, if any, under the Agreement or otherwise, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until the Executive has a “separation from service” within the meaning of Section 409A. The Company and the Executive agree that the level of bona fide services provided by the Executive to the Company Group during any Transition Period will be at such levels request by the Company or the member of the Company Group employing the Company Group, which shall be at least 50% of the average level of series performed by the Executive for the Company Group during the thirty-six (36)-month period (or shorter period of Executive’s employment with the Company Group) immediately preceding the start of the Transition Period. If, at the time of the Executive’s termination of employment, the Executive is a “specified employee” within the meaning of Section 409A, then the payment of the Deferred Payments will be delayed to the extent necessary to avoid the imposition of the additional tax imposed under Section 409A, which generally means that the Executive will receive payment on the first payroll date that occurs on or after the date that is 6 months and 1 day following the Executive’s termination of employment. The Company reserves the right to amend the Agreement as it considers necessary or advisable, in its sole discretion and without the consent of the Executive or any other individual, to comply with any provision required to avoid the imposition of the additional tax imposed under Section 409A or to otherwise avoid income recognition under Section 409A prior to the actual payment of any benefits or imposition of any additional tax. Each payment, installment, and benefit payable under the Agreement is intended to constitute a separate payment for purposes of U.S. Treasury Regulation Section 1.409A-2(b)(2). In no event will any member of the Company Group have any liability or obligation to reimburse, indemnify, or hold harmless the Executive for any taxes (including penalties or interest) or costs that may be imposed on or incurred by the Executive as a result of Section 409A.
7.Limitation on Payments.
(a)Reduction of Severance Benefits. If any payment or benefit that the Executive would receive from any Company Group member or any other party whether in connection with the provisions herein or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Best Results Amount. The “Best Results Amount” will be either (x) the full amount of such Payment or (y) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the Excise Tax, results in the Executive’s receipt, on an after-tax basis, of the greater amount. If a reduction in payments or benefits constituting parachute payments is necessary so that the Payment equals the Best Results Amount, reduction will occur in the following order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of the Executive’s equity awards unless the Executive elects in writing a different order for cancellation. The Executive will be solely responsible for the payment of all personal tax liability that is incurred as a result of the payments and benefits received under the Agreement, and the Executive will not be reimbursed by any member of the Company Group for any such payments.
(b)Determination of Excise Tax Liability. The Company will select a professional services firm to make all of the determinations required to be made under these paragraphs relating to parachute payments. The Company will request that firm provide detailed supporting calculations both to the Company and the Executive prior to the date on which the event that triggers the Payment occurs if administratively feasible, or subsequent to such date if events occur that result in parachute payments to the Executive at that time. For purposes of making the calculations required under these paragraphs relating to parachute payments, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith determinations concerning the application of the Code. The Company and the Executive will furnish to the firm such information and documents as the firm may reasonably request in order to make a determination under these paragraphs relating to parachute payments. The Company will bear all costs the firm may reasonably incur in connection with any calculations contemplated by these paragraphs relating to parachute payments. Any such determination by the firm will be binding upon the Company and the Executive, and the Company will have no liability to the Executive for the determinations of the firm.
8.Definitions. The following terms referred to in the Agreement will have the following meanings:
(a)“Base Salary” means the Executive’s annual base salary as in effect immediately prior to the Executive’s Qualified Termination (or if the termination is due to a resignation for Good Reason based on a material reduction in base salary, then the Executive’s annual base salary in effect immediately prior to such reduction) or, if the Executive’s Qualified Termination is a COC Qualified Termination and such amount is greater, at the level in effect immediately prior to the Change of Control.
(b)“Cause” means the occurrence of any of the following: (i) the Executive’s conviction of, or plea of “no contest” to, a felony or any crime involving fraud or embezzlement; (ii) the Executive’s intentional misconduct; (iii) the Executive’s material failure to perform the Executive’s employment duties; (iv) the Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of any Company Group member or any other party to whom the Executive owes an obligation of nondisclosure as a result of the Executive’s relationship with the Company Group; (v) an act of material fraud or dishonesty against any Company Group member; (vi) the Executive’s material violation of any policy of any Company Group member or material breach of any written agreement with any Company Group member; or (vii) the Executive’s failure to cooperate with the Company in any investigation or formal proceeding. No Company Group member will terminate an Executive’s employment for Cause without first providing the Executive with written notice specifically identifying the acts or omissions constituting the grounds for a Cause termination and, with respect to clauses (ii), (iii), (vi), and (vii), a reasonable cure period of not less than 10 business days following such notice to the extent such events are curable (as determined by the Company).
(c)“Change of Control” means the occurrence of any of the following events:
(i)Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, that for this subsection, the acquisition of additional stock by any one Person, who prior to such acquisition is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of 50% or more of the total voting power of the stock of the Company, such event shall not be considered a Change of Control under this clause (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(ii)Change in Effective Control of the Company.  If the Company has a class of securities registered under Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.  For purposes of this clause (b), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
(iii)Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection, the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the then-outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person.
For this definition, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. For this definition, persons will be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
A transaction will not be a Change of Control unless the transaction qualifies as a change in control event within the meaning of Section 409A (as defined below).
Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
(d)“Change of Control Period” means the period beginning 3 months prior to a Change of Control and ending 12 months following a Change of Control.
(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f)“Code” means the Internal Revenue Code of 1986, as amended.
(g)“Company Group” means the Company and its subsidiaries.
(h)“Disability” means the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, either (i) unable to engage in any substantial gainful activity or (ii) receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company Group member that is employing the Executive.
(i)“Good Reason” means the termination of the Executive’s employment with the Company Group by the Executive in accordance with the next sentence after the occurrence of one or more of the following events without the Executive’s express written consent: (i) a material reduction of the Executive’s duties, authorities, or responsibilities relative to the Executive’s duties, authorities, or responsibilities in effect immediately prior to such reduction, provided, however, that continued employment following a Change of Control with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business and operations will not constitute “Good Reason” (for example, “Good Reason” does not exist if the Executive is employed by the Company Group or a successor with substantially the same duties, authorities, or responsibilities with respect to the Company Group’s business that the Executive had immediately prior to the Change of Control regardless of whether the Executive’s title is revised to reflect the Executive’s placement within the overall corporate hierarchy or whether the Executive provides services to a subsidiary, affiliate, business unit or otherwise);

(ii) a material reduction by a Company Group member in the Executive’s rate of annual base salary; provided, however, that, a reduction of annual base salary that also applies to substantially all other similarly situated employees of the Company Group members will not constitute “Good Reason”; (iii) a material change in the geographic location of the Executive’s primary work facility or location; provided, that a relocation of less than 35 miles from the Executive’s then present location will not be considered a material change in geographic location; or (iv) the failure of the Company to obtain from any successor or transferee of the Company Group an express written and unconditional assumption of the Company’s obligations to the Executive under the Agreement. In order for the termination of the Executive’s employment with a Company Group member to be for Good Reason, the Executive must not terminate employment without first providing written notice to the Company of the acts or omissions constituting the grounds for “Good Reason” within 90 days of the initial existence of the grounds for “Good Reason” and a cure period of 30 days following the date of written notice (the “Cure Period”), such grounds must not have been cured during such time, and the Executive must terminate the Executive’s employment within 30 days following the Cure Period.
(j)“Qualified Termination” means a termination of the Executive’s employment with the Company Group (i) either (A) by a Company Group member without Cause (including due to the Executive’s death or Disability) or (B) by the Executive for Good Reason, in either case, during the Change of Control Period, and, in either case, provided that the Executive has completed any Company Group-requested Transition Period (excluding the Executive’s early cessation of any such Transition Period due to Executive’s death or Disability, or the Company Group’s termination of the Transition Period other than for Cause prior to its scheduled expiration) and, during any such Transition Period, has abided by all Company policies and procedures (a “COC Qualified Termination”) or (ii) outside of the Change of Control Period by a Company Group member without Cause (including due to the Executive’s death or Disability), provided that Executive has completed any Company Group-requested Transition Period (excluding the Executive’s early cessation of any such Transition Period due to Executive’s death or Disability, or the Company Group’s termination of the Transition Period other than for Cause prior to its scheduled expiration) and, during any such Transition Period, has abided by all Company policies and procedures (a “Non-COC Qualified Termination”).
(k)“Severance Period” means a number of days equal to (i) one hundred and eighty (180) minus (ii) the number of days during the Transition Period (if any); provided, however, if, following the Notice Date and prior to the scheduled expiration of the Transition Period, (i) the Company Group terminates the Transition Period other than for Cause or (ii) the Executive’s employment with the Company Group terminates due to the Executive’s death or Disability, the reduction under clause (ii) shall be limited to the number of days of actual employment with the Company Group during the Transition Period.
9.Successors.
(a)The Company’s Successors. Any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company Group’s business and/or assets must assume the obligations under the Agreement and agree expressly to perform the obligations under the Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Agreement, the terms “Company” and “Company Group” will include any successor to their business and/or assets which executes and delivers the assumption agreement described in this Section 9(a) or which becomes bound by the terms of the Agreement by operation of law.
(b)The Executive’s Successors. The terms of the Agreement and all rights of the Executive under the Agreement will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.
10.Notice.
(a)General. All notices and other communications required or permitted under the Agreement shall be in writing and will be effectively given (i) upon actual delivery to the party to be notified, (ii) for communications to Executive, upon transmission by e-mail to Executive’s Company Group e-mail address, (iii) 24 hours after confirmed facsimile transmission, (iv) 1 business day after deposit with a recognized overnight courier or (v) 3 business days after deposit with the U.S. Postal Service by first class certified or registered mail, return receipt requested, postage prepaid, addressed (A) if to the Executive, at the address the Executive shall have most recently furnished to the Company in writing, (B) if to the Company, at the following address:
Block, Inc.
1455 Market Street, Suite 600
San Francisco, CA 94103
Attention: General Counsel
Phone Number: (855) 204-879
(b)    Notice of Termination and Transition Period.

(i)Any termination by a Company Group member for a Non-COC Qualified Termination (excluding by reason of death or Disability) will be communicated by a notice of termination to the Executive given in accordance with Section 10(a) of the Agreement. Such notice will specify the date the Executive’s employment with the Company Group is expected to terminate (which will be not more than one hundred and eighty (180) days after the giving of such notice) and the expected length of the Transition Period (if any).
(ii)Any termination by a Company Group member for Cause will be communicated by a notice of termination to the Executive, and any termination by the Executive for Good Reason will be communicated by a notice of termination to the Company, in each case given in accordance with Section 10(a) of the Agreement. Such notice will indicate the specific termination provision in the Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than 30 days after the later of (i) the giving of such notice or (ii) the end of any applicable cure period). The failure by the Executive to include in the notice any fact or circumstance that contributes to a showing of Good Reason will not waive any right of the Executive under the Agreement or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights under the Agreement.
11.Resignation. The termination of the Executive’s employment for any reason will also constitute, without any further required action by the Executive, the Executive’s voluntary resignation from all officer and/or director positions held at any member of the Company Group, and at the Board’s request, the Executive will execute any documents reasonably necessary to reflect such resignation.
12.Miscellaneous Provisions.
(a)No Duty to Mitigate. The Executive will not be required to mitigate the amount of any payment contemplated by the Agreement, nor will any such payment be reduced by any earnings that the Executive may receive from any other source.
(b)Waiver; Amendment. No provision of the Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by an authorized officer of the Company (other than the Executive) and by the Executive. No waiver by either party of any breach of, or of compliance with, any condition or provision of the Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)Headings. All captions and section headings used in the Agreement are for convenient reference only and do not form a part of the Agreement.
(d)Entire Agreement. The Agreement, together with the Offer Letter, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof[, including, for the avoidance of doubt, the Change of Control Severance Agreement between the Company and the Executive dated [ ] (the “Original Effective Date”)]2.
(e)Choice of Law. This Agreement will be governed by the laws of the State of California without regard to California’s conflicts of law rules that may result in the application of the laws of any jurisdiction other than California. To the extent that any lawsuit is permitted under this Agreement, Employee hereby expressly consents to the personal and exclusive jurisdiction and venue of the state and federal courts located in California for any lawsuit filed against the Executive by the Company.
(f)Arbitration. The Company and the Executive must submit to mandatory and exclusive binding arbitration of any controversy or claim arising out of or relating to the Agreement or any breach of the Agreement, but the parties will retain their right to and will not be prohibited, limited, or in any other way restricted from seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration will be governed by the Federal Arbitration Act and conducted through the American Arbitration Association (the “AAA”) in the State of California, San Francisco County, before a single neutral arbitrator under the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at that time. The arbitrator shall apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict-of-law. The parties may conduct only essential discovery (as defined by the AAA arbitrator) prior to the hearing. The arbitrator must issue a written decision that contains the essential findings and conclusions on which the decision is based. The Executive will bear only those costs of arbitration the Executive would otherwise have borne had the Executive brought a claim covered by the Agreement in court. The arbitrator shall have the power to award any remedies available under applicable law, and may award attorneys’ fees and costs to the prevailing party, where permitted by applicable law. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction.
2 NTD: For current executives only.

(g)Severability. The invalidity or unenforceability of any provision or provisions of the Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
(h)Withholding. All payments and benefits under the Agreement will be paid less applicable withholding taxes. The Company is authorized to withhold from any payments or benefits all federal, state, local and/or foreign taxes required to be withheld from such payments or benefits and make any other required payroll deductions. No member of the Company Group will pay the Executive’s taxes arising from or relating to any payments or benefits under the Agreement.
(i)Counterparts. The Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
[Signature page follows.]

By its signature below, each of the parties signifies its acceptance of the terms of the Agreement, in the case of the Company by its duly authorized officer.

COMPANY        BLOCK, INC.
    By:             ____________________
Title:
Date:

THE EXECUTIVE
[NAME]
Date:

[Signature page to Change of Control and Severance Agreement]